Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON INTRODUCES ARSENIC REMOVAL SYSTEMS

PITTSBURGH, PA – October 19, 2004 — Calgon Carbon Corporation (NYSE:CCC) announced the introduction of a family of adsorption systems that remove arsenic from drinking water. The systems incorporate CalMedia™ technology (several types of adsorptive media), a full line of modular adsorption equipment, laboratory and pilot testing services, and aftermarket field services. Calgon Carbon also provides flexible financing options.

The arsenic removal systems enable customers to meet the approaching implementation date for EPA regulations that lower the maximum contaminant level for arsenic in drinking water from 50 ppb to 10 ppb. By offering a broad portfolio of adsorptive media, such as activated alumina, titanium- and iron-based adsorbents, and ion exchange resin, Calgon Carbon can match the technology and package of equipment and services that is best suited to address the customer’s specific water quality issues.

The new arsenic removal systems are just one component of the company’s CalSolutions™ technologies that were developed to remove a variety of contaminants such as perchlorate, nitrate, and MTBE/TBA in both drinking water treatment and groundwater remediation applications.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “Developing effective systems for arsenic removal is consistent with our strategy of applying technical innovation to provide solutions for water purification problems. We look forward to employing our CalSolutions technologies with the same success that we have achieved with our other products and services for drinking water treatment.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.